Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated February 12, 2021, with respect to our audit on the financial statements of M&M Media, Inc. as of and for the years ended December 31, 2019 and 2018, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

February 12, 2021